Exhibit 10.5a

AMENDMENT TO EMPLOYMENT AGREEMENT

Edgen Murray Corporation, a Nevada corporation (the “Company”), and Craig Kiefer (the “Executive”) hereby agree to amend the Employment Agreement dated as of July 28, 2010 as set forth herein.

1. A new sentence is added to the end of Section 3.4 of the Agreement as follows:

“Such reimbursement shall be made no later than 60 days after the end of the year during which the underlying expense was incurred. In addition, no reimbursement shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement during any calendar year shall not affect the amount available for reimbursement in a subsequent calendar year.”

2. The second paragraph of Section 4.2 of the Agreement is amended in its entirety to read as follows:

“In the event of termination due to Disability, the Executive shall only be paid the Base Salary (in accordance with the Company’s customary payroll practices) for twelve months after such Termination and a pro rata share of Bonus and benefits, if any, through the Termination Date, which such Bonus shall be payable on the Company’s customary date for Bonus payments. The Executive shall be sent the appropriate COBRA notices and has the option to continue health insurance benefits at Executive’s cost.”

3. The flush paragraph following Section 4.4.1(d) of the Agreement is amended in its entirety to read as follows:

“For purposes of this Agreement, Good Reason shall not be deemed to have occurred unless Executive provides the Company with notice of one of the conditions described above within 90 days of the existence of the condition, the Company provided 60 days to cure the condition, and the Executive actually terminates employment within 30 days after the end of such cure period.”

4. Section 4.4.5(i) of the Agreement is amended in their entirety to read as follows:

“(i) payment to the Executive of Base Salary earned through the Termination Date, which shall be paid in accordance with the Company’s customary payroll practices;”

5. The first sentence of Section 4.4.7 of the Agreement is amended in its entirety to read as follows:

“Payment: Any payments to the Executive based on the Annual Base Salary in this Section 4.4 shall be made in accordance with the Company’s customary payroll practices, consisting of 26 pay periods per year.”

6. The last sentence of Section 4.7 of the Agreement is amended in its entirety to read as follows:

“The Company conditions the payment of any severance or other amounts pursuant to Section 4.4 upon the delivery by Executive to the Company, and the effectiveness (with all revocation periods having expired unexercised) within 60 days after the Termination Date, of a release in the form satisfactory to the Company, substantially in the form attached hereto as Attachment 1, releasing any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of this Agreement. Any severance payments that would otherwise be made to the Executive prior to the sixtieth (60th) day following the Date of Termination shall instead be withheld by the Company and paid to the Executive in a lump sum on the first payroll date coincident with or next following the sixtieth (60th) day after such Date of Termination.”

7. Section 2(a) of Article II of Attachment One to the Agreement is amended in its entirety to read as follows:

“Company will continue Employee’s base salary under the terms and conditions set forth in the Employment Agreement between the parties (“Severance Amount”). The Severance Amount payable in installments as set forth in the Employment Agreement beginning on the first regularly scheduled payroll date after the sixtieth (60th) day following the Termination Date; provided, that this Agreement is effective within sixty (60) days after the Termination Date (with all revocation periods having expired unexercised). Any payments of the Severance Amount that would otherwise be made to the Employee prior to the sixtieth (60th) day following the Termination Date shall instead be withheld by the Company and paid to the Employee it a lump sum on the first payroll date coincident with or next following the sixtieth (60th) day after such Termination Date. The payment of Severance Amount will be subject to standard payroll deductions, including appropriate state and federal taxes.”

8. Except as specifically set forth herein, the Agreement is reaffirmed.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the day and year first above written.

EDGEN M\URRAY CORPORATION

By:	/s/ Daniel J. O’Leary
Name:	Daniel J. O’Leary
Title:	President and CEO

Agreed to and accepted:

/s/ Craig Keifer	(Date – 1/24/2011)
Craig Kiefer